Exhibit 99.1

Investor Contact: The Ruth Group Tram Bui Tel: 646-536-7035 tbui@theruthgroup.com

Evoke Pharma Reports Fourth Quarter and Full Year 2016 Results

SOLANA BEACH, CA, March 15, 2017 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal diseases, today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Dave Gonyer, R.Ph., President and CEO, stated, “The fourth quarter proved to be very positive for Evoke as we believe we now have a clear path forward with the U.S. Food and Drug Administration (FDA) for submission of a 505(b)(2) New Drug Application (NDA) for Gimoti™ (metoclopramide nasal spray). A comprehensive review of the efficacy data from our Phase 3 trial in women revealed statistically significant benefits in patients with moderate to severe gastroparesis symptoms, which is consistent with FDA’s July 2015 Draft Guidance for the effective clinical evaluation of drugs for the treatment of gastroparesis. These data were discussed with FDA at our December 2016 pre-NDA meeting and agreement was reached that the Company could pursue a comparative exposure pharmacokinetic (PK) trial to demonstrate bioequivalence of Gimoti in healthy volunteers for the planned 505(b)(2) NDA submission. We recently received another favorable response from FDA exempting Gimoti from a Human Factors Validation study. This exemption helps de-risk the path to commercialization, while also freeing up resources that can be directed toward completion of the PK trial and parallel preparation of the NDA.”

Mr. Gonyer continued, “Evoke also started 2017 strong with a capital raise that bolsters our balance sheet and shows confidence in our business strategy. As we move forward, the manufacturing of clinical trial material is being done concurrently with the diligence for the selection of an appropriate CRO for the PK study, which we expect to begin and complete in the second half of 2017. Following completion of the PK study, we plan to be ready to finalize and submit our NDA for Gimoti by late 2017 or early 2018. This is a critical year for Evoke, and we are enthusiastic about the future for Gimoti and helping patients suffering from gastroparesis.”

Fourth Quarter and Year End Financial Review

For the fourth quarter of 2016, net loss was approximately $1.5 million, or $0.12 per share, compared to a net loss of approximately $2.6 million, or $0.37 per share, for the fourth quarter of 2015. For the year ended December 31, 2016, the net loss was approximately $10.7 million, or $1.15 per share. This compares to a net loss of approximately $12.1 million, or $1.87 per share, for 2015.

Research and development expenses totaled approximately $1.5 million for the fourth quarter of 2016, compared to approximately $1.7 million for 2015. For the full year 2016, research and development expenses were approximately $7.0 million compared to approximately $8.2 million in the prior year.

For the fourth quarter of 2016, general and administrative expenses were approximately $822,000 compared with approximately $843,000 for the fourth quarter of 2015. For the year ended December 31, 2016, general and administrative expenses were approximately $3.6 million versus approximately $3.7 million for the full year of 2015.

Total operating expenses for the fourth quarter of 2016 were approximately $2.3 million, compared to total operating expenses of approximately $2.6 million for 2015. For the year ended December 31, 2016, total operating expenses were approximately $10.5 million compared to $11.8 million for the full year of 2015.

Included in net loss for the fourth quarter of 2016 and the year ended December 31, 2016 was a reduction of net loss due to the change in the fair value of the warrant liability of approximately $797,000 and $598,000, respectively.  The warrant liability is subject to remeasurement at each reporting period and we recognize any change in the fair value of the warrant liability in the statement of operations.  The Company anticipates that the value of the warrants could fluctuate from quarter to quarter and that such fluctuation could have a material impact on our financial statements from quarter to quarter and year to year.

During February and March 2017, the company completed the sale of 2,775,861 shares of its common stock in an underwritten public offering.  Net proceeds to the Company from the offering is expected to be approximately $7.1 million.

As of December 31, 2016, the Company’s cash and cash equivalents were approximately $9.0 million, which excludes the proceeds from the offering.

Conference Call and Webcast

Evoke will hold a conference call on Wednesday, March 15, 2017, at 4:30 pm ET to discuss the results. Participants should dial 1-877-407-0789 (United States) or 1-201-689-8562 (International) and mention Evoke Pharma. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.evokepharma.com.

After the live webcast, the event will be archived on Evoke's website for one year. In addition, a telephonic replay of the call will be available until March 22, 2017. The replay can be accessed by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) with confirmation code 13656829.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. Gimoti is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through nasal administration. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project,"

"contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: the clear path forward with respect to submission of an NDA for Gimoti based on a comparative exposure PK trial without the need for additional efficacy studies or HF validation study and the FDA’s agreement on such approach, and Evoke’s plans to conduct the PK trial and submit the NDA and potentially receive regulatory approval of Gimoti, and the timing thereof. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke's business, including, without limitation: risks associated with successfully commencing and receiving favorable results from the planned PK trial; later developments with the FDA that may be inconsistent with the already completed pre-NDA meetings, including inconsistent conclusions reflected in the official meeting minutes from the FDA or a reevaluation of the need for additional studies prior to potential NDA submission; the inherent risks of clinical development of Gimoti; Evoke is entirely dependent on the success of Gimoti, and Evoke cannot be certain that it will be able to submit an NDA for Gimoti or obtain regulatory approval for or successfully commercialize Gimoti; risks associated with manufacturing new formulations of Gimoti for use in the PK trial; Evoke’s dependence on third parties for the manufacture of Gimoti as well as the conduct of the PK trial; Evoke may require additional funding to complete the PK trial and submit the NDA, and will require substantial additional funding to commercialize Gimoti, and may be unable to raise capital when needed, including to fund ongoing operations; Evoke may not be able to successfully commercialize Gimoti, if approved, as a result of risks associated with market acceptance, coverage and reimbursement and competing products; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow)

Evoke Pharma, Inc. Balance Sheets

	December 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$9,007,071	$8,691,155
Prepaid expenses	267,711	833,276
Other current assets	7,997	—
Total current assets	9,282,779	9,524,431
Other assets	11,551	7,997
Total assets	$9,294,330	$9,532,428

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$478,223	$927,606
Accrued compensation	933,450	760,782
Current portion of long-term debt	—	146,052
Total current liabilities	1,411,673	1,834,440
Warrant liability	4,095,019	—
Long-term debt, net of current portion	—	4,233,059
Total liabilities	5,506,692	6,067,499

Commitments and contingencies

Stockholders' equity:
Common stock	1,235	720
Additional paid-in capital	62,595,546	51,524,821
Accumulated deficit	(58,809,143)	(48,060,612)
Total stockholders' equity	3,787,638	3,464,929
Total liabilities and stockholders' equity	$9,294,330	$9,532,428

Evoke Pharma, Inc. Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating expenses:
Research and development	$1,502,032	$1,708,302	$6,951,600	$8,154,144
General and administrative	822,325	842,777	3,592,825	3,664,159
Total operating expenses	2,324,357	2,551,079	10,544,425	11,818,303
Loss from operations	(2,324,357)	(2,551,079)	(10,544,425)	(11,818,303)
Other expenses:
Interest income (expense), net	454	(73,073)	(268,029)	(303,160)
Financing costs related to warrant liability	—	—	(533,692)	—
Change in fair value of warrant liability	796,560	—	597,615	—
Total other expenses	797,014	(73,073)	(204,106)	(303,160)
Net loss	$(1,527,343)	$(2,624,152)	$(10,748,531)	$(12,121,463)
Net loss per common share, basic and diluted	$(0.12)	$(0.37)	$(1.15)	$(1.87)
Weighted-average shares used to compute basic and diluted net loss per share	12,305,360	7,123,163	9,338,068	6,485,794